Our ref ANQ/774536-000014/32783565v4

Freight Technologies, Inc.
Kingston Chambers
PO Box 173
Road Town
Tortola, VG1110
British Virgin Islands

27 October 2022

Dear Sirs

Freight Technologies, Inc.

We have acted as counsel as to British Virgin Islands law to Freight Technologies, Inc. (the "**Company**") in connection with the Company's registration statement on Form F3 (file number 333-267446) (the "**Registration Statement**") under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission (the "**Commission**") and declared effective on 26 September 2022 relating to the offering of ordinary shares (the "**Ordinary Shares**"), share purchase contracts, share purchase units, warrants (the "**Warrants**"), debt securities, rights or units and having an aggregate offering price not to exceed US$15,000,000 and the prospectus supplement (the "**Prospectus Supplement**") in connection with the sale of 400,000 Ordinary Shares of a par value of US$0.011 each and 2,100,000 Warrants for an aggregate amount of up to US$1,000,000 pursuant to the Securities Purchase Agreement (as defined below) and the Warrant Shares issuable pursuant to the terms of a warrant agreement (the "**Warrant Agreement**") and warrant certificate (the "**Warrant Certificate**" and together with the Warrant Agreement, the "**Warrant Documents**"). For the purposes of this opinion, the "**Warrant Shares**" means the Ordinary Shares issuable upon exercise of the Warrants.

1 Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "**Registry of Corporate Affairs**") on 26 October 2022, including the Company's Memorandum and Articles of Association dated 13 July 2022 (the "**Memorandum and Articles**").

1.2 The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 26 October 2022 at the British Virgin Islands High Court Registry (the "**High Court Registry**").

1.3 The written resolutions of the board of directors of the Company dated 15 September 2022 and 27 October 2022 (the "**Resolutions**") and the corporate records of the Company maintained at its registered office in the British Virgin Islands.

1.4 A Certificate of Incumbency dated 26 October 2022, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "**Registered Agent's Certificate**").

1.5 A certificate of good standing dated 26 October 2022 in respect to the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands (the "**Certificate of Good Standing**").

1.6 A Director's Certificate dated 27 October 2022 (the "**Director's Certificate**").

1.7 A Securities Purchase Agreement originally dated 27 October 2022 between the Company, ATW Opportunities Master Fund L.P. and ATW Master Fund II L.P. (the "**Securities Purchase Agreement**").

1.8 The Registration Statement.

1.9 The Prospectus Supplement.

1.10 The Warrant Documents and together with the Securities Purchase Agreement are the "**Documents**").

2 Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent's Certificate, the Certificate of Good Standing, the Director's Certificate and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1 The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2 The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "**Relevant Law**") and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3 The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4 Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5 Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6 All signatures, initials and seals are genuine.

2.7 The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.8 That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9 There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.10 No monies paid to or for the account of any party under the Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (2013 Revision, as amended)).

2.11 There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

2.12 Each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles prior to passing any of the Resolutions adopted by the board of directors of the Company.

2.13 There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14 The completeness and accuracy of the Director's Certificate.

2.15 That the sale of and payment for the Ordinary Shares and the Warrants will be in accordance with the Registration Statement and Prospectus Supplement (and any applicable supplement thereto).

2.16 The Ordinary Shares to be issued pursuant to the Securities Purchase Agreement will, when issued, be issued out of the authorised but unissued Ordinary Shares of the Company and are issued for cash consideration not less than the par value for such Ordinary Shares.

2.17 The Warrant Shares are issued out of the authorised but unissued Ordinary Shares of the Company and for cash consideration not less than the par value for such Warrant Shares.

2.18 At the time of the exercise of each Warrant into a Warrant Share (each such exercise, a "**Warrant Exercise**"):

(a) the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Warrant Exercise;

(b) the Company will have sufficient authorised but unissued Ordinary Shares to effect the Warrant Exercise in accordance with the Memorandum and Articles and the BVI Business Companies Act (as Revised) (the "**Act**");

(c) the Company will not have been struck off or placed in liquidation;

(d) the issue price for each Warrant Share issued upon Warrant Exercise will not be less than the par value of such share and the Warrant Share will be issued for cash consideration; and

(e) the terms and provisions of the Warrant relating to the Warrant Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated or subject to any adjustment.

3 Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company is a company limited by shares incorporated with limited liability under the Act, is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2 Based solely on our review of the Memorandum and Articles, the Company is currently authorised to issue an unlimited number of shares divided as follows:

(a) An unlimited number of ordinary shares with a par value of US$0.011 each;

(b) A maximum of 30,525,000 of series A preferred shares designated as follows:

(i) A maximum of 25,000 series seed preferred shares with a par value of US$0.0001 each;

(ii) A maximum of 10,000,000 series A1-A preferred shares with a par value of US$0.0001 each;

(iii) A maximum of 3,000,000 series A2 preferred shares with a par value of US$0.0001 each; and

(iv) A maximum of 17,500,000 series A4 preferred shares with a par value of US$0.0001 each;

(c) A maximum of 21,000,000 series B preferred shares with a par value of US$0.0001 each; and

(d) An unlimited number of blank preferred shares with no par value each.

3.3 The Ordinary Shares to be issued by the Company as contemplated by the Registration Statement, Prospectus Supplement and Securities Purchase Agreement have been duly authorised for issue and when such Ordinary Shares are issued by the Company against payment in full of the cash consideration as set out in the Securities Purchase Agreement, the Registration Statement and the Prospectus Supplement such Ordinary Shares will be validly issued, fully paid and non-assessable.

3.4 Upon the exercise of the Warrant Documents, the Warrant Shares to be issued by the Company as contemplated by the Registration Statement, Prospectus Supplement, Securities Purchase Agreement and the Warrant Documents, the Warrant Shares have been duly authorised for issue and when such Warrant Shares are issued by the Company against payment in full of the cash consideration as set out in the Registration Statement, Prospectus Supplement, Securities Purchase Agreement and the Warrant Documents, such Warrant Shares will be validly issued, fully paid and non-assessable.

3.5 The execution, delivery and performance of the Documents has been authorised by and on behalf of the Company and, once the Documents have been executed and delivered by any director of the Company, the Documents will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4 Qualifications

The opinions expressed above are subject to the following qualifications:

4.1 The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors;

(b) enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, *inter alia*, where damages are considered to be an adequate remedy;

(c) some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d) where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e) the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f) arrangements that constitute penalties will not be enforceable;

(g) enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h) an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

(i) provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j) the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k) a person who is not a party to a Document that is governed by British Virgin Islands law will not have the benefit of and will not be able to enforce its terms; and

(l) any provision of a Document that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable.

4.2 Applicable court fees will be payable in respect of enforcement of the Documents.

4.3 To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.4 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.5 We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Documents and enforce the remainder of the Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Documents in this regard.

4.6 We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in a Document.

4.7 Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.8 Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of member maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, for the purposes of the opinion given in paragraphs 3.3 and 3.4, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the

register of members of the Company, but if such an application were made in respect of the Warrant Shares issued pursuant to the Warrants, the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.9 Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.10 In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion letter is addressed to and for the benefit solely of the addressee.

Yours faithfully

Maples and Calder

Maples and Calder

Schedule

Director's Certificate

Freight Technologies, Inc.
Kingston Chambers
PO Box 173, Road Town
Tortola, VG1110
British Virgin Islands

To: Maples and Calder
5th Floor, Ritter House
PO Box 173, Road Town
Tortola, VG1110
British Virgin Islands

27 October 2022

Freight Technologies, Inc. (the "Company")

We, the undersigned, being the directors of the Company, are aware that you are being asked to provide an opinion letter (the "**Opinion**") in relation to certain aspects of British Virgin Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1 The Memorandum and Articles remain in full force and effect and are unamended.

2 The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3 The Company is authorised to issue an unlimited number of shares divided as follows:

(a) An unlimited number of ordinary shares with a par value of US$0.011 each;

(b) A maximum of 30,525,000 of series A preferred shares designated as follows:

(i) A maximum of 25,000 series seed preferred shares with a par value of US$0.0001 each;

(ii) A maximum of 10,000,000 series A1-A preferred shares with a par value of US$0.0001 each;

(iii) A maximum of 3,000,000 series A2 preferred shares with a par value of US$0.0001 each; and

(iv) A maximum of 17,500,000 series A4 preferred shares with a par value of US$0.0001 each;

(c) A maximum of 21,000,000 series B preferred shares with a par value of US$0.0001 each; and

(d) An unlimited number of blank preferred shares with no par value each.

4 All of the ordinary shares issued by the Company have been duly authorised and are validly issued as fully-paid and non-assessable.

5 The members of the Company (the "**Members**") have not restricted the powers of the directors of the Company in any way.

6 The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Nicholas H. Adler, William Samuels, Javier Selgas and Marc Urbach.

7 The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

8 The Company has not created any charges over any of its property or assets.

9 Prior to, at the time of, and immediately following execution of the Documents the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Documents relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Documents for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

10 Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

11 The directors of the Company consider the transactions contemplated by the Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

12 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

13 The Company has at no time had employees in the British Virgin Islands.

14 To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

15 The Documents have been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

16 No invitation has been made or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the classes of Shares.

17 The Ordinary Shares issued or to be issued pursuant to the Documents have been, or will be, duly registered, and will continue to be registered, in the Company's register of members.

18 The Warrant Shares underlying the Warrants to be issued pursuant to the Documents and the Warrants have been, or will be, duly registered, and will continue to be registered, in the Company's register of members.

19 The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

20 There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

We confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless we shall have previously notified you in writing personally to the contrary.

DocuSigned by:
Javier Selgas
C6C28A57828C488...

Signature: ______________________________

Name: Javier Selgas

Title: Director